Exhibit 99.1

Raytheon Company
Global Headquarters
Waltham, Mass.

Investor Relations Contact
Todd Ernst
781.522.5141

Media Contact
Corinne Kovalsky
781.522.5899
For Immediate Release

Raytheon Reports Strong Third Quarter 2016 Results

•	Strong bookings of $6.9 billion; book-to-bill ratio of 1.15

•	Net sales of $6.0 billion, up 4 percent

•	EPS from continuing operations of $1.79

•	Solid operating cash flow from continuing operations of $640 million

•	Increased full-year 2016 guidance for EPS
__________________________________________________________________________________________________

WALTHAM, Mass., (October 27, 2016) - Raytheon Company (NYSE: RTN) today announced net sales for the third quarter 2016 of $6.0 billion, up 4 percent compared to $5.8 billion in the third quarter 2015.
Third quarter 2016 EPS from continuing operations was $1.79 compared to $1.47 in the third quarter 2015. Third quarter 2016 EPS from continuing operations included a favorable FAS/CAS Adjustment of $0.23 compared to a favorable FAS/CAS Adjustment of $0.09 in the third quarter 2015.
"The Company’s strong operating performance in the third quarter reflects our continued focus on driving global growth and creating value for our customers and shareholders," said Thomas A. Kennedy, Raytheon Chairman and CEO.
Operating cash flow from continuing operations for the third quarter 2016 was $0.6 billion compared to $1.1 billion for the third quarter 2015. Operating cash flow from continuing operations in the third quarter 2016 was lower than the third quarter 2015, as expected, primarily due to the timing of collections and payments. Year-to-date operating cash flow from continuing operations was $1.7 billion in 2016 versus $1.5 billion for the comparable period in 2015. The increase in operating cash flow from continuing operations in 2016 was primarily due to the timing of cash taxes.

Summary Financial Results

	3rd Quarter		%	Nine Months				%
($ in millions, except per share data)	2016	2015	Change	2016		2015		Change

Bookings	$6,940	$5,315	30.6%	$20,259		$17,366		16.7%
Net Sales	$6,033	$5,783	4.3%	$17,831		$16,919		5.4%
Income from Continuing Operations attributable to Raytheon Company	$528	$448	17.9%	$1,666	[1]	$1,503	[2]	10.8%
EPS from Continuing Operations	$1.79	$1.47	21.8%	$5.60	[1]	$4.91	[2]	14.1%
Operating Cash Flow from Continuing Operations	$640	$1,102		$1,711		$1,533
Workdays in Fiscal Reporting Calendar	63	63		192		188
[1] Nine months 2016 Income from Continuing Operations attributable to Raytheon Company and EPS from Continuing Operations included the tax-free gain of $158 million and $0.53 impact, respectively, for the TRS transaction.

[2] Nine months 2015 Income from Continuing Operations attributable to Raytheon Company and EPS from Continuing Operations included the favorable $181 million pretax ($138 million after-tax) and $0.45 impact, respectively, for the first quarter 2015 eBorders settlement.

The Company had bookings of $6.9 billion in the third quarter 2016, resulting in a book-to-bill ratio of 1.15 in the quarter. Third quarter 2015 bookings were $5.3 billion. Year-to-date 2016 bookings were $20.3 billion, resulting in a book-to-bill ratio of 1.14. Year-to-date 2015 bookings were $17.4 billion.
In the third quarter 2016, the Company repurchased 1.4 million shares of common stock for $198 million. Year-to-date 2016, the Company repurchased 6.2 million shares of common stock for $801 million.
Backlog

($ in millions)	Period Ending
	Q3 2016	Q3 2015	2015
Backlog	$35,811	$33,571	$34,669
Funded Backlog	$25,666	$24,361	$25,060
Backlog at the end of the third quarter 2016 was $35.8 billion, an increase of approximately $2.2 billion compared to the end of the third quarter 2015. Funded backlog was $25.7 billion, an increase of approximately $1.3 billion compared to the end of the third quarter 2015.
Outlook
The Company has updated its financial outlook for 2016 and increased guidance for EPS. Charts containing additional information on the Company's 2016 outlook are available on the Company's website at www.raytheon.com/ir.

2016 Financial Outlook
	Current	Prior (7/28/16)
Net Sales ($B)	24.2 - 24.5*	24.0 - 24.5
Deferred Revenue Adjustment ($M)[1]	(77)	(77)
Amortization of Acquired Intangibles ($M)[1]	(121)	(121)
FAS/CAS Adjustment ($M)	433*	428
Interest Expense, net ($M)	(215) - (220)*	(215) - (225)
Diluted Shares (M)	~297*	296 - 298
Effective Tax Rate	~28.0%	~28.0%
EPS from Continuing Operations	$7.28 - $7.38*	$7.13 - $7.33
Operating Cash Flow from Continuing Operations ($B)	2.8 - 3.1	2.8 - 3.1
* Denotes change from prior guidance
[1] Deferred Revenue Adjustment and Amortization of Intangibles represent the unfavorable impact of the acquisition accounting adjustments to record acquired deferred revenue at fair value and the amortization of acquired intangible assets for all business segments.

Segment Results
The Company's reportable segments are: Integrated Defense Systems (IDS); Intelligence, Information and Services (IIS); Missile Systems (MS); Space and Airborne Systems (SAS); and Forcepoint (FP).

Integrated Defense Systems
	3rd Quarter			Nine Months
($ in millions)	2016	2015	% Change	2016	2015	% Change
Net Sales	$1,334	$1,417	-6%	$4,070	$4,289	-5%
Operating Income[1]	$209	$198	6%	$731	$583	NM
Operating Margin[1]	15.7%	14.0%		18.0%	13.6%
[1] Nine months 2016 operating income and operating margin include the favorable $158 million impact of the TRS transaction.
NM = Not Meaningful
Integrated Defense Systems (IDS) had third quarter 2016 net sales of $1,334 million compared to $1,417 million in the third quarter 2015. The change in net sales for the quarter was primarily driven by lower net sales on various radar production programs and on an international communications program due to scheduled completion of certain production phases on these programs.
IDS recorded $209 million of operating income in the third quarter 2016 compared to $198 million in the third quarter 2015. The increase in operating income for the quarter was primarily driven by higher net program efficiencies, partially offset by lower volume in the third quarter 2016.
During the quarter, IDS booked $265 million to provide advanced Patriot air and missile defense capabilities for an international customer. IDS also booked $92 million for the Engineering and Manufacturing Development (EMD) phase on the competitively awarded Enterprise Air Surveillance Radar (EASR) program for the U.S. Navy.

Intelligence, Information and Services
	3rd Quarter			Nine Months
($ in millions)	2016	2015	% Change	2016	2015	% Change
Net Sales	$1,541	$1,519	1%	$4,676	$4,574	2%
Operating Income[1]	$122	$118	3%	$346	$535	NM
Operating Margin[1]	7.9%	7.8%		7.4%	11.7%
[1] Nine months 2015 operating income and operating margin include the favorable $181 million impact of the eBorders settlement.
NM = Not Meaningful
Intelligence, Information and Services (IIS) had third quarter 2016 net sales of $1,541 million, up 1 percent compared to $1,519 million in the third quarter 2015.
IIS recorded $122 million of operating income in the third quarter 2016 compared to $118 million in the third quarter 2015.
During the quarter, IIS booked $255 million on the Joint Precision Approach and Landing System (JPALS) program for the U.S. Navy, $286 million on domestic and foreign training programs in support of Warfighter FOCUS activities, $107 million to provide intelligence, surveillance and reconnaissance (ISR) support to the U.S. Air Force, and $101 million to provide a common ground station for unmanned vehicles for the U.S. Air Force. IIS also booked $435 million on a number of classified contracts.

Missile Systems
	3rd Quarter			Nine Months
($ in millions)	2016	2015	% Change	2016	2015	% Change
Net Sales	$1,800	$1,645	9%	$5,176	$4,677	11%
Operating Income	$241	$219	10%	$656	$610	8%
Operating Margin	13.4%	13.3%		12.7%	13.0%
Missile Systems (MS) had third quarter 2016 net sales of $1,800 million, up 9 percent compared to $1,645 million in the third quarter 2015. The increase in net sales for the quarter was primarily driven by higher sales on the Paveway™ and Advanced Medium-Range Air-to-Air Missile (AMRAAM®) programs.
MS recorded $241 million of operating income in the third quarter 2016 compared to $219 million in the third quarter 2015. The increase in operating income for the quarter was primarily driven by higher volume.
During the quarter, MS booked $538 million for Standard Missile-3 (SM-3®), $376 million for Phalanx weapon systems, and $176 million for Tube-launched, Optically-tracked, Wireless-guided (TOW®) missiles, all for both U.S. and international customers.

Space and Airborne Systems
	3rd Quarter			Nine Months
($ in millions)	2016	2015	% Change	2016	2015	% Change
Net Sales	$1,590	$1,446	10%	$4,587	$4,220	9%
Operating Income	$210	$213	-1%	$586	$590	-1%
Operating Margin	13.2%	14.7%		12.8%	14.0%

Space and Airborne Systems (SAS) had third quarter 2016 net sales of $1,590 million, up 10 percent compared to $1,446 million in the third quarter 2015. The increase in net sales for the quarter was primarily driven by higher sales on an international classified program.
SAS recorded $210 million of operating income in the third quarter 2016 compared to $213 million in the third quarter 2015. The decrease in operating income for the quarter was primarily due to a change in program mix partially offset by higher volume.
During the quarter, SAS booked $164 million to provide integrated Sentinel support services for the U.K. Royal Air Force. SAS also booked $922 million on a number of classified contracts.

Forcepoint
	3rd Quarter			Nine Months
($ in millions)	2016	2015	% Change	2016	2015	% Change
Net Sales	$149	$114	31%	$423	$195	NM
Operating Income	$19	$20	-5%	$40	$19	NM
Operating Margin	12.8%	17.5%		9.5%	9.7%
NM = Not Meaningful
Forcepoint (FP) had third quarter 2016 net sales of $149 million, up 31 percent compared to $114 million in the third quarter 2015. The increase in net sales for the quarter was primarily driven by higher sales in Federal products and services, and the acquisition of Stonesoft in the first quarter of 2016.
FP recorded $19 million of operating income in the third quarter 2016 compared to $20 million in the third quarter 2015. The decrease in operating margin for the quarter was primarily due to a change in product mix and an increase in commissions expense due to higher bookings.

About Raytheon
Raytheon Company, with 2015 sales of $23 billion and 61,000 employees, is a technology and innovation leader specializing in defense, civil government and cybersecurity solutions. With a history of innovation spanning 94 years, Raytheon provides state-of-the-art electronics, mission systems integration, C5ITM products and services, sensing, effects, and mission support for customers in more than 80 countries. Raytheon is headquartered in Waltham, Massachusetts. Follow us on Twitter.
Conference Call on the Third Quarter 2016 Financial Results
Raytheon's financial results conference call will be held on Thursday, October 27, 2016 at 9 a.m. ET. Participants will include Thomas A. Kennedy, Chairman and CEO; Anthony F. O'Brien, vice president and CFO; and other Company executives.
The dial-in number for the conference call will be (866) 953-6856 in the U.S. or (617) 399-3480 outside of the U.S. The conference call will also be audiocast on the Internet at www.raytheon.com/ir. Individuals may listen to the call and download charts that will be used during the call. These charts will be available for printing prior to the call.

Interested parties are encouraged to check the website ahead of time to ensure their computers are configured for the audio stream. Instructions for obtaining the free required downloadable software are posted on the site.
Disclosure Regarding Forward-looking Statements
This release and the attachments contain forward-looking statements, including information regarding the Company's financial outlook, future plans, objectives, business prospects and anticipated financial performance. These forward-looking statements are not statements of historical facts and represent only the Company's current expectations regarding such matters. These statements inherently involve a wide range of known and unknown risks and uncertainties. The Company's actual actions and results could differ materially from what is expressed or implied by these statements. Specific factors that could cause such a difference include, but are not limited to: the Company's dependence on the U.S. Government for a significant portion of its business and the risks associated with U.S. Government sales, including changes or shifts in defense spending due to budgetary constraints, spending cuts resulting from sequestration, a government shutdown, or otherwise, uncertain funding of programs, potential termination of contracts, and difficulties in contract performance; the resolution of program terminations; the ability to procure new contracts; the risks of conducting business in foreign countries; the unpredictability of timing of international bookings; the ability to comply with extensive governmental regulation and obtain approvals, including export and import requirements such as the International Traffic in Arms Regulations and the Export Administration Regulations, anti-bribery and anti-corruption requirements including the Foreign Corrupt Practices Act, industrial cooperation agreement obligations, and procurement and other regulations; changes in government procurement practices; the impact of competition; the ability to develop products and technologies, and the impact of associated investments and costs; the impact of potential security and cyber threats, and other disruptions; the ability to recruit and retain qualified personnel; the risk that actual pension returns, discount rates or other actuarial assumptions, including the long-term return on asset assumption, are significantly different than the Company's current assumptions; the risk of cost overruns, particularly for the Company's fixed-price contracts; dependence on component availability, subcontractor and partner performance and key suppliers; risks of a negative government audit; risks associated with acquisitions, investments, dispositions, joint ventures and other business arrangements; the ability to grow in the government and commercial cybersecurity markets; risks of an impairment of goodwill or other intangible assets; the impact of financial markets and global economic conditions; the use of accounting estimates in the Company's financial statements; the outcome of contingencies and litigation matters, including government investigations; the risk of environmental liabilities; and other factors as may be detailed from time to time in the Company's public announcements and Securities and Exchange Commission filings. The Company undertakes no obligation to make any revisions to the forward-looking statements contained in this release and the attachments or to update them to reflect events or circumstances occurring after the date of this release, including any acquisitions, dispositions or other business arrangements that may be announced or closed after such date.

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Attachment A
Raytheon Company
Preliminary Statement of Operations Information
Third Quarter 2016

(In millions, except per share amounts)	Three Months Ended		Nine Months Ended
	2-Oct-16	27-Sep-15	2-Oct-16	27-Sep-15

Net sales	$6,033	$5,783	$17,831	$16,919
Operating expenses
Cost of sales	4,512	4,408	13,292	12,766
General and administrative expenses	715	678	2,161	1,968
Total operating expenses	5,227	5,086	15,453	14,734
Operating income	806	697	2,378	2,185
Non-operating (income) expense, net
Interest expense	58	58	174	175
Interest income	(4)	(3)	(12)	(9)
Other (income) expense, net	(4)	9	(7)	6
Total non-operating (income) expense, net	50	64	155	172
Income from continuing operations before taxes	756	633	2,223	2,013
Federal and foreign income taxes	233	189	591	513
Income from continuing operations	523	444	1,632	1,500
Income (loss) from discontinued operations, net of tax	1	(1)	1	—
Net income	524	443	1,633	1,500
Less: Net income (loss) attributable to noncontrolling interests in subsidiaries	(5)	(4)	(34)	(3)
Net income attributable to Raytheon Company	$529	$447	$1,667	$1,503

Basic earnings per share attributable to Raytheon Company common stockholders:
Income from continuing operations	$1.79	$1.47	$5.60	$4.91
Income (loss) from discontinued operations, net of tax	—	—	—	—
Net income	1.79	1.47	5.61	4.92

Diluted earnings per share attributable to Raytheon Company common stockholders:
Income from continuing operations	$1.79	$1.47	$5.60	$4.91
Income (loss) from discontinued operations, net of tax	—	—	—	—
Net income	1.79	1.47	5.60	4.91

Amounts attributable to Raytheon Company common stockholders:
Income from continuing operations	$528	$448	$1,666	$1,503
Income (loss) from discontinued operations, net of tax	1	(1)	1	—
Net income	$529	$447	$1,667	$1,503

Average shares outstanding
Basic	295.2	303.9	297.2	305.8
Diluted	295.5	304.3	297.5	306.2

Attachment B
Raytheon Company
Preliminary Segment Information
Third Quarter 2016

					Operating Income
	Net Sales		Operating Income		As a Percent of Net Sales
(In millions, except percentages)	Three Months Ended		Three Months Ended		Three Months Ended
	2-Oct-16	27-Sep-15	2-Oct-16	27-Sep-15	2-Oct-16	27-Sep-15

Integrated Defense Systems	$1,334	$1,417	$209	$198	15.7%	14.0%
Intelligence, Information and Services	1,541	1,519	122	118	7.9%	7.8%
Missile Systems	1,800	1,645	241	219	13.4%	13.3%
Space and Airborne Systems	1,590	1,446	210	213	13.2%	14.7%
Forcepoint	149	114	19	20	12.8%	17.5%
Eliminations	(364)	(331)	(42)	(42)
Total business segment	6,050	5,810	759	726	12.5%	12.5%
Acquisition Accounting Adjustments	(17)	(27)	(46)	(63)
FAS/CAS Adjustment	—	—	104	43
Corporate	—	—	(11)	(9)
Total	$6,033	$5,783	$806	$697	13.4%	12.1%

					Operating Income
	Net Sales		Operating Income		As a Percent of Net Sales
(In millions, except percentages)	Nine Months Ended		Nine Months Ended		Nine Months Ended
	2-Oct-16	27-Sep-15	2-Oct-16	27-Sep-15	2-Oct-16	27-Sep-15

Integrated Defense Systems	$4,070	$4,289	$731	$583	18.0%	13.6%
Intelligence, Information and Services	4,676	4,574	346	535	7.4%	11.7%
Missile Systems	5,176	4,677	656	610	12.7%	13.0%
Space and Airborne Systems	4,587	4,220	586	590	12.8%	14.0%
Forcepoint	423	195	40	19	9.5%	9.7%
Eliminations	(1,037)	(999)	(109)	(111)
Total business segment	17,895	16,956	2,250	2,226	12.6%	13.1%
Acquisition Accounting Adjustments	(64)	(37)	(155)	(109)
FAS/CAS Adjustment	—	—	318	141
Corporate	—	—	(35)	(73)
Total	$17,831	$16,919	$2,378	$2,185	13.3%	12.9%

Attachment C
Raytheon Company
Other Preliminary Information
Third Quarter 2016

(In millions)	Funded Backlog		Total Backlog
	2-Oct-16	31-Dec-15	2-Oct-16	31-Dec-15

Integrated Defense Systems	$7,996	$8,961	$9,667	$10,629
Intelligence, Information and Services	2,833	2,933	6,127	6,367
Missile Systems	8,998	7,998	11,077	10,885
Space and Airborne Systems	5,336	4,692	8,435	6,309
Forcepoint	503	476	505	479
Total	$25,666	$25,060	$35,811	$34,669

	Three Months Ended		Nine Months Ended
	2-Oct-16	27-Sep-15	2-Oct-16	27-Sep-15

Total Bookings	$6,940	$5,315	$20,259	$17,366

	Three Months Ended		Nine Months Ended
	2-Oct-16	27-Sep-15	2-Oct-16	27-Sep-15

Administrative and selling expenses	$536	$495	$1,602	$1,457
Research and development expenses	179	183	559	511
Total general and administrative expenses	$715	$678	$2,161	$1,968

Attachment D
Raytheon Company
Preliminary Balance Sheet Information
Third Quarter 2016

(In millions)
	2-Oct-16	31-Dec-15
Assets
Current assets
Cash and cash equivalents	$2,342	$2,328
Short-term investments	462	872
Contracts in process, net	6,469	5,564
Inventories	651	635
Prepaid expenses and other current assets	231	413
Total current assets	10,155	9,812

Property, plant and equipment, net	2,053	2,005
Goodwill	14,791	14,731
Other assets, net	2,453	2,733
Total assets	$29,452	$29,281

Liabilities, Redeemable Noncontrolling Interest and Equity
Current liabilities
Advance payments and billings in excess of costs incurred	$2,063	$2,193
Accounts payable	1,415	1,402
Accrued employee compensation	1,131	1,154
Other current liabilities	1,392	1,377
Total current liabilities	6,001	6,126

Accrued retiree benefits and other long-term liabilities	7,284	7,140
Long-term debt	5,334	5,330

Redeemable noncontrolling interest	366	355

Equity
Raytheon Company stockholders' equity
Common stock	3	3
Additional paid-in capital	—	398
Accumulated other comprehensive loss	(6,856)	(7,176)
Retained earnings	17,320	16,903
Total Raytheon Company stockholders' equity	10,467	10,128
Noncontrolling interests in subsidiaries	—	202
Total equity	10,467	10,330
Total liabilities, redeemable noncontrolling interest and equity	$29,452	$29,281

Attachment E
Raytheon Company
Preliminary Cash Flow Information
Third Quarter 2016

	Nine Months Ended
(In millions)	2-Oct-16	27-Sep-15
Cash flows from operating activities
Net income	$1,633	$1,500
(Income) loss from discontinued operations, net of tax	(1)	—
Income from continuing operations	1,632	1,500
Adjustments to reconcile to net cash provided by (used in) operating activities from continuing operations, net of acquisitions and divestitures
Depreciation and amortization	377	353
Stock-based compensation	120	114
Gain on sale of equity method investment	(158)	—
Deferred income taxes	(102)	(248)
Tax benefit from stock-based awards	—	(43)
Changes in assets and liabilities
Contracts in process, net and advance payments and billings in excess of costs incurred	(1,016)	(700)
Inventories	(15)	(207)
Prepaid expenses and other current assets	276	7
Income taxes receivable/payable	(78)	3
Accounts payable	52	63
Accrued employee compensation	(25)	109
Other current liabilities	(47)	47
Accrued retiree benefits	693	583
Other, net	2	(48)
Net cash provided by (used in) operating activities from continuing operations	1,711	1,533
Net cash provided by (used in) operating activities from discontinued operations	—	—
Net cash provided by (used in) operating activities	1,711	1,533
Cash flows from investing activities
Additions to property, plant and equipment	(344)	(239)
Proceeds from sales of property, plant and equipment	25	45
Additions to capitalized internal use software	(47)	(37)
Purchases of short-term investments	(472)	(658)
Sales of short-term investments	—	209
Maturities of short-term investments	822	1,336
Payments for purchases of acquired companies, net of cash received	(57)	(1,892)
Other	(9)	(6)
Net cash provided by (used in) investing activities	(82)	(1,242)
Cash flows from financing activities
Dividends paid	(635)	(595)
Repurchases of common stock under share repurchase programs	(801)	(750)
Repurchases of common stock to satisfy tax withholding obligations	(95)	(98)
Acquisition of noncontrolling interest in RCCS LLC	(90)	—
Contribution from noncontrolling interests in Forcepoint	11	—
Tax benefit from stock-based awards	—	43
Sale of noncontrolling interest in Forcepoint	—	343
Other	(5)	(3)
Net cash provided by (used in) financing activities	(1,615)	(1,060)
Net increase (decrease) in cash and cash equivalents	14	(769)
Cash and cash equivalents at beginning of the year	2,328	3,222
Cash and cash equivalents at end of period	$2,342	$2,453

Attachment F
Raytheon Company
Supplemental EPS Information
Third Quarter 2016

(In millions, except per share amounts)		Three Months Ended		Nine Months Ended
		2-Oct-16	27-Sep-15	2-Oct-16	27-Sep-15
Per share impact of the FAS/CAS Adjustment (A)		$0.23	$0.09	$0.70	$0.30
Per share impact of the TRS transaction (B)		—	—	0.53	—
Per share impact of the eBorders settlement (C)		—	0.01	—	0.45

(A)	FAS/CAS Adjustment	$104	$43	$318	$141
	Tax effect (at 35% statutory rate)	(36)	(15)	(111)	(49)
	After-tax impact	68	28	207	92
	Diluted shares	295.5	304.3	297.5	306.2
	Per share impact	$0.23	$0.09	$0.70	$0.30

(B)	TRS transaction	$—	$—	$158	$—
	Diluted shares	—	—	297.5	—
	Per share impact	$—	$—	$0.53	$—

(C)	eBorders settlement	$—	$—	$—	$181
	Tax effect (at 23.7% blended global tax rate)	—	4	—	(43)
	After-tax impact	—	4	—	138
	Diluted shares	—	304.3	—	306.2
	Per share impact	$—	$0.01	$—	$0.45